Exhibit 10.27

DATED 21st DAY OF DECEMBER 2020

BETWEEN

INTEGRATED MEDIA TECHNOLOGY LIMITED

And

JOINSTAR INTERNATIONAL LIMITED

And

GREIFENBERG CAPITAL LIMITED

SUBSCRIPTION AGREEMENT FOR

1,999,999 ISSUED SHARES OF

GREIFENBERG CAPITAL LIMITED

THIS AGREEMENT is made the 21st day of December 2020

BETWEEN:-

1.	INTEGRATED MEDIA TECHNOLOGY LIMITED, a company incorporated in Australia with limited liability whose registered office is situate at Level 7, 420 King William Street, Adelaide SA 5000 Australia with its principal office at 7th Floor, Siu On Centre, 188 Lockhart Road, Wanchai, Hong Kong and listed on NASDAQ under symbol “IMTE” (the “IMTE”);

2.	JOINSTAR INTERNATIONAL LIMITED, a company incorporated in Hong Kong with limited liability whose correspondence office is situated at 7/F Siu On Center, 188 Lockhart Road, Wanchai, Hong Kong, Hong Kong (the “JIL”); and

3.	GREIFENBERG CAPTIAL LIMITED, a company incorporated in Hong Kong with limited liability whose registered office is situated at 7/F Siu On Center, 188 Lockhart Road, Wanchai, Hong Kong, Hong Kong (the “Company”).

Now it is hereby agreed and declared as follows :-

1.	This Agreement represents the offer and agreement of the undersigned to purchase 1,999,999 Shares (the ''Shares'') to be issued by the Company (herein referred to as the ''Offering'' or ''Offer'') at the total purchase price of US$1.00 each (the ''Subscription Price''), subject to the terms, conditions, acknowledgments, representations and warranties stated herein. This agreement becomes effective on January 1, 2021 after the receipt of the valid agreement with a data company in China.

2.	The Offering.

2.1	The Company offers to IMTE 1,200,000 Shares representing, if fully subscribed, 60% of the total outstanding equity of the Company at the time of this Offering. IMTE shall subscribe 500,000 Shares at US$1.00 per share for a total initial subscription of US$500,000 on or before January 10, 2021. IMTE, or its appointed designate, shall have the right but not the obligation to invest the remaining 700,000 Shares within one month from the date IMTE gives written notice to the Company of its intention to subscribe for any portion of the remaining 700,000 Shares which shall not be earlier than 31 May 2021 and shall not be later than 4 weeks of the Company providing written notice to IMTE that it has completed i) the operational website and ii) the first financial product has sold and received cash of at least US$100,000 (“Initial Milestone”).

2.2	The Company offers to JIL 399,999 Shares representing, if fully subscribed and together with the one Share held by JIL, shall hold a total of 400,000 shares. JIL shall subscribe the initial 399,999 Shares at US$1.00 per Share for a total subscription of US$399,999 which is acknowledged and confirmed by the Company as fully paid as at the date of this Agreement. The shareholder of JIL was responsible for setting up the business plan and its business partner in China for data access, human resource and operational capability.

The Company shall issue an additional 400,000 Shares to JIL 3 weeks after the date the Company completes the Initial Milestone at no costs.

3.	Within 5 days of signing this Agreement the Company shall deliver to IMTE and JIL minutes of the Company’s shareholder approving this Agreement and the appointment of Mr. Con Unerkov, Uwe Parpart and Cecil Ho as director of the Company.

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4.	It is mutually agreed by the parties herein that JIL will only be able to allot and distribute the ownership of the 800,000 Shares in the Company held by JIL under certain condition:

(a)	anyone receiving the allocation of shares (“an Allotee”) must be directly involved in the business operations of the Company unless agreed unanimously by the Allocation Committee to be formed by the Company pursuant to sub-clause (c) below;

(b)	the allocation of shares can only accrue to the Allotee provided that the Allotee is still employed by the Company at least 2 years. Pro-rata earn-out is not permissible unless unanimously agreed by the Allocation Committee;

(c)	the Allocation Committee shall consist of 3 members (Uwe Parpart, David Goldman and one of CEO or CFO of IMTE). All shares shall be allotted within 2 years of the date of this Agreement. The Allocation Committee shall be disbanded the earlier of 4 years of the date of this Agreement or when all the Shares have been issued and accrued to the Allottee;

(d)	400,000 Shares of the Company held by JIL can be allocated upon the signing of this Agreement;

(e)	400,000 Shares of the Company held by JIL can only be allotted and or issued by:

(i)	following the procedures above and
(ii)	meeting the following milestones i) raising in an equity transaction to raise at least US$500,000 on a valuation of the Company greater than the current valuation or ii) operational breakeven for 3 consecutive months or iii) achieve revenue target that values the Company at more than US$4 million by independent industry experts or valuers.

(f)	If JIL is wound-up or goes into administration or receivership, then JIL agrees that any unallocated shares in the Company shall be cancelled.

(g)	The Company shall only spend the funds on approved operating budgets by IMTE. The initial budget is attached to this Agreement as Schedule 1.

5.	Each of IMTE and JIL (together the “Investors”) and the Company may consider to enter into a shareholders agreement in due course.
6.	Each of Investors hereby certify it has such knowledge and experience in financial and business matters (including experience within the industry in which the Company proposes to conduct its business) that it is capable of evaluating the merits and risks of an investment in the Company. Each of the Investors further certifies that it is purchasing the Shares for its own account as an investment and not with an intent to conduct or participate in a distribution of such Shares.

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7.	Each of Investors hereby adopts, confirms and agrees to the following representations and warranties:
(a)	All information that Investor has provided to the Company herein concerning its suitability to invest in the Shares is complete, accurate and correct as of the date of this Agreement. Each Investors hereby agrees to notify the Company immediately of any material change in any such information occurring prior to the acceptance of this Agreement, including any information about changes concerning its net worth and financial position.
(b)	Each of the Investors has had the opportunity to ask questions of, and receive answers from, the Company and its officers, managers and employees concerning the Company, the creation or operation of the Company and terms and conditions of this Offering. Each of the Investors has been provided with all materials and information requested by either it or others representing Investors, including any information requested to verify any information furnished to Investors.
(c)	Each Investors acknowledges it has expertise in or knowledge of the industry in which the Company conducts its business and as a result, is in a position to evaluate the risks associated with this investment without relying solely on information, if any, provided by the Company.
8.	Each of parties hereto undertake to each other that they will not at any time hereafter use or divulge or communicate to any person other than to their respective officers or employees or solicitors/accountants whose province it is to know the same or on the instructions of the board of directors of the Company any confidential information concerning the business, accounts, finance or contractual arrangement or other dealings, transactions or affairs of the Company which may come to their knowledge and they shall use their best endeavors to prevent the publication or disclosure of any confidential information concerning such matters.

9.	This Agreement for all purposes shall be governed by and construed in accordance with the laws of Hong Kong.

10.	Any part of this Agreement which may be held illegal, invalid or unenforceable shall be deemed to be severed from this Agreement and does not affect the legality, validity or enforceability of the rest of this Agreement.

11.	All provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding completion except in respect of those matters then already performed or observed.

12.	This Agreement is personal to the parties hereto, and accordingly, unless the parties hereto shall otherwise agree in writing, none of the benefits or rights hereunder may be assigned.

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13.	Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby except as otherwise provided herein.

14.	The parties hereto hereby declared and confirmed that they have taken full and independent legal advice before the signing of this Agreement.

15.	Unless the context otherwise requires, in this Agreement:

(a)	reference to any legislation or subordinate legislation shall include any legislation or subordinate legislation which amends or replaces it;

(b)	a body corporate shall be deemed to be associated with another body corporate if it is a holding company or a subsidiary of that other body corporate or a subsidiary of a holding company of that other body corporate; and

(c)	words importing the singular number shall include the plural number and vice versa and words importing one gender shall include every other gender.

16.	In construing this Agreement:-

(a)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

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As witness the hands of the parties hereto the day and year first above written.

SIGNED by Con Unerkov	)
for and on behalf of	)	/s/ Con Unerkov
Integrated Media Technology Limited	)
in the presence of:	)

SIGNED by David Goldman	)
for and on behalf of	)	/s/ David Goldman
Joinstar International Limited	)
in the presence of:	)

SIGNED by David Goldman	)
for and on behalf of	)	/s/ David Goldman
Greifenberg Capital Limited	)
in the presence of:	)

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